Credit Suisse Trust Global Post-Venture Portfolio
Securities Purchases during an Underwriting involving
Credit Suisse Aset Management, LLC subject to Rule 10f-3 under the Investment Company Act of 1940.

For the period ended December 31, 2002


Portfolio:			Credit Suisse Trust Global Post-Venture Portfolio


Security:			United Surgical Partners Inc


Date Purchased:			10/1/02


Price Per Share:		$22.00


Shares Purchased
by the Portfolio *:		29,600


Total Principal Purchased
by the Portfolio *:		$651,200


% of Offering Purchased
by the Portfolio:		0.82222%


Broker:				Lehman Brothers Inc


Member:				CS First Boston